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                                                                Exhibit (1)(iii)





                       NEW ENGLAND VARIABLE ANNUITY FUND I

                             Secretary's Certificate

         The undersigned, Secretary of New England Variable Annuity Fund I, a management investment company and a separate account of Metropolitan Life Insurance Company (the "Fund"), hereby certifies on behalf of the Fund and not for himself that the resolutions attached hereto as Exhibit A were adopted by the Board of Managers of the Fund at the Managers' meeting held on August 8, 2002 and that such resolutions have not been amended or rescinded and are in full force and effect.

         IN WITNESS WHEREOF, I have hereunto set my hand as of the 14th day of August 2002.

                                                     /s/ Thomas M. Lenz
                                                     ---------------------------
                                                     Thomas M. Lenz
                                                     Secretary


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                                    Exhibit A

                       NEW ENGLAND VARIABLE ANNUITY FUND I

                                 August 8, 2002

                                  ADOPTED VOTE

(By the Full Board)

VOTED: That, subject to Contract holder approval, the classification of New England Variable Annuity Fund I under the Investment Company Act of 1940 be changed from an open-end management investment company to a unit investment trust (the "Reclassification").

VOTED: That the Amended and Restated Rules and Regulations of New England Variable Annuity Fund I in the form presented to the Meeting is hereby adopted and approved, with such changes as are approved by counsel to the Fund, effective as of the date of Reclassification; and that the Secretary shall file such Amended and Restated Rules and Regulations with the records of the Fund.